Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:

Bob Bintliff, Precis, Inc.	Peter Seltzberg, Cameron Associates
Chief Financial Officer	Vice President
Telephone: 972-343-6501	Telephone: 212-245-8800 x205
Email: bbintliff@precis-pcis.com	Email: Peter@cameronassoc.com

Precis, Inc. Announces Third Quarter 2004 Results

GRAND PRAIRIE, TX, November 4, 2004—Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced the financial results for its third quarter which ended September 30, 2004.  Revenues for the third quarter of 2004 were $10.3 million, compared to the $10.3 million in the third quarter of 2003.

Net earnings for the third quarter of 2004 were $176 thousand or $0.01 per fully diluted share, compared to net earnings of $1 million, or $0.08 per fully diluted share during the comparable 2003 period.  The third quarter of 2004 benefited from recorded revenues of $1.7 million and net earnings of $200 thousand from Access HealthSource, Inc., which Precis acquired earlier in the year. However, revenues and net earnings for the core business continued to be impacted negatively by the Company’s escrow-based product changes to our healthcare product offering, as well as certain infrastructure and marketing costs associated with our newly created Care Financial and Care125 divisions.  Additionally, earnings were adversely impacted by increased legal and regulatory costs that the Company incurred.

The Company’s operating cash flow was $770 thousand for the quarter compared to $1.7 million in last year’s same period.  This decrease is primarily due to the reduction in our earnings, discussed above.  The Company’s cash and cash equivalents position as of September 30, 2004 was $9.8 million, a decrease of $1.3 million or 11.3% compared to December 31, 2003.  This decrease was primarily the result of approximately $2 million in cash used to finance the acquisition of Access HealthSource, Inc. in our second quarter, and $356 thousand of cash to repurchase shares of outstanding common stock, under the Company’s Stock Repurchase Program announced earlier in the year.  This year, our cash-in-trust (medical escrow accounts) has grown from $2.8 million to $4.8 million, as of September 30, 2004.  The average balance in the medical escrow accounts has grown from $210 to $360 during that nine month period, showing continued acceptance of the process by our members.

Judith Henkels, Chairman, CEO, and President commented on the results, “We have taken some important steps to improve our results, both in terms of accelerating our future growth and improving profitability. Our acquisition and integration of Access, the formation of the Care125 and Care Financial businesses, the implementation of the escrow system for Care Entrée, and our investment in information management systems were all necessary components of the strategic vision that we have put into place. We are especially encouraged by the favorable trends nationwide for healthcare reimbursement accounts (HRA’s) and healthcare savings accounts (HSA’s) under the current presidential administration. So while we are committing significant funds to these initiatives, and have spent time planning our growth path, our revenues are lagging the infrastructure spending.  We would expect to see that start to change early next year.  I am pleased to say that we have managed to stay profitable and generate cash flow throughout this transition and we look forward to the impact of these marketing initiatives in the future.”

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The Company’s third quarter conference call will commence on, November 4, 2004, at 4:30 p.m. EST, and you are invited to listen to Precis, Inc.’s Third Quarter 2004 Conference Call with Judith Henkels, Chairman, CEO, and President, and Bob Bintliff, Chief Financial Officer.  The telephone number for the conference call is 1-800-638-5439 (domestic), pass code #70131218 and 1-617-614-3945 (international), or listen to the Web cast at www.fulldisclosure.com, www.streetevents.com, or www.precis-pcis.com.

If you are unable to participate, an audio digital replay of the call will be available from November 4, 2004, at 6:30 p.m. EST until November 11, 7:00 p.m. EST by dialing 1-888-286-8010 (domestic) or 617-801-6888 (international) using confirmation code #35670251.  A web archive will be available for 30 days at www.fulldisclosure.com or www.streetevents.com.

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PRECIS, INC.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
CONSOLIDATED STATEMENT OF OPERATIONS:
Product and service revenues	$10,291,188	$10,268,629	$29,640,531	$31,994,932

Operating expenses:
Cost of operations	3,795,139	3,221,085	10,383,174	9,793,017
Sales and marketing	2,710,093	3,899,966	8,703,678	12,183,400
General and administrative	3,494,494	1,614,261	8,542,735	4,706,147

Total operating expenses	9,999,726	8,735,312	27,629,587	26,682,564

Operating income	291,462	1,533,317	2,010,944	5,312,368

Other expenses:
Interest income and expense, net	6,948	39,608	57,443	113,516

Total other expenses	6,948	39,608	57,443	113,516

Earnings before income taxes	284,514	1,493,709	1,953,501	5,198,852
Provision for income taxes	108,231	522,739	883,414	1,774,743

Net earnings	$176,283	$970,970	$1,070,087	$3,424,109

Earnings per common share:
Basic	$0.01	$0.08	$0.09	$0.29
Diluted	$0.01	$0.08	$0.09	$0.29

Weighted average number of common shares outstanding:
Basic	12,104,582	11,851,579	12,103,957	11,840,141
Diluted	12,144,133	11,984,396	12,208,468	11,936,291

	For the Nine Months Ended September 30,
	2004	2003
CASH FLOW INFORMATION:
Net cash provided by operating activities	$2,786,484	$6,095,077
Net cash used in investing activities	$(2,602,571)	$(728,337)
Net cash used in financing activities	$(1,436,160)	$(1,044,569)

	As of September 30, 2004	As of December 31, 2003
BALANCE SHEET HIGHLIGHTS:
Cash and cash equivalents	$9,835,673	$11,087,920
Working capital	$7,961,547	$8,818,823
Fixed assets	$2,683,310	$3,324,410
Goodwill	$24,273,310	$21,077,284
Total assets	$44,560,331	$40,813,664
Capital lease obligation, net of current portion	$94,610	$275,422
Total stockholders’ equity	$35,721,601	$33,602,104

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About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, financial planning, retail, banking, consumer finance and member based associations. Its leading program, Care Entree, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services. The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements. Access HealthSource (“Access”) provides full service third party administration services. For more information on Precis, and its subsidiaries Care Entree, Foresight, Inc., Access, or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, www.accesshealthsource.com and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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